Exhibit 5.1

2200 Ross Avenue, Suite 2800 • Dallas, Texas 75201-2784
Main: 214 855 8000 • Facsimile: 214 855 8200

April 5, 2012

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel to Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-3 as filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (as may be subsequently amended, the “Registration Statement”). The Registration Statement relates to the registration by the Company of an aggregate of up to 296,859 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).  The Shares were delivered to the selling stockholder by the Company as part of the consideration in connection with the acquisition of certain oil and gas leases and related assets from the selling stockholder pursuant to a Purchase and Sale Agreement dated August 4, 2011, as amended March 5, 2012, between the Company and the selling stockholder. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with the foregoing, we have examined and relied on originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto of all documents examined by us, and the legal capacity of each individual who signed any of those documents.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and legally issued and are fully paid and nonassessable.

AUSTIN • BEIJING • DALLAS • DENVER • DUBAI • HONG KONG • HOUSTON • LONDON • LOS ANGELES
MINNEAPOLIS • MUNICH • NEW YORK • RIYADH • SAN ANTONIO • ST. LOUIS • SOUTHPOINTE • WASHINGTON DC

www.fulbright.com

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of the Delaware General Corporation Law and reported judicial interpretations of such law, and we are expressing no opinion as to the effect of any other the laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully submitted,

/s/ Fulbright & Jaworski L.L.P.
FULBRIGHT & JAWORSKI L.L.P.